FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 2, 2007 (this “First Supplemental Indenture”), between EATON VANCE CORP., a Maryland corporation (the “Company”), and WILMINGTON TRUST COMPANY, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Company has issued $500,000,000 aggregate principal amount of 6.500% Notes due 2017 (the “Notes”) pursuant to an Indenture between the Company and the Trustee dated as of October 2, 2007 (the “Base Indenture”, as supplemented hereby, the “Indenture”);

WHEREAS, pursuant to the Section 2.02 of the Base Indenture, the terms of the Notes may be established by this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.01(12) of the Base Indenture, the Trustee and the Company are authorized to enter into a supplemental indenture, without notice to or consent of any Holders of the Notes, to establish the form or terms of the Securities of any Series; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

The amendment set forth below shall become effective upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee.

ARTICLE I

Relation to Indenture; Definitions

Section 1.1  Part of Indenture. With respect to the Notes, this First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2  Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture. For purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Permitted Liens” means (a) Liens on Voting Stock or profit participating equity interests of any Subsidiary of the Company existing at the time such entity becomes a Subsidiary of the Company or is merged into a Subsidiary of the Company, (b) statutory Liens, Liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, and (c) other Liens of a similar nature as those described above.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 1.3  Construction. All references in this First Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture; and the term “herein”, “hereof”, “hereunder” and any other word of similar import refers to this First Supplemental Indenture.

ARTICLE II

Terms of the Series of Securities

Section 2.1  6.500% Notes due 2017.

(a)  There is hereby established a new Series of Securities to be issued under the Indenture to be designated as the Company’s 6.500% Notes due 2017. The Notes shall be issued in registered form substantially in the form attached as Exhibit A hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which the Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the Officers executing such Notes, as evidenced by their execution thereof. The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Base Indenture as supplemented by this First Supplemental Indenture (including the form of Note attached as Exhibit A hereto, the terms of which are incorporated by reference herein and shall be deemed to be a part of this First Supplemental Indenture).

(b)  The aggregate principal amount of the Notes which may be authenticated and delivered pursuant hereto is unlimited. The Trustee shall initially authenticate and deliver Notes for original issue in an aggregate principal amount of up to $500,000,000 upon the Company meeting the requirements of Section 2.04 of the Base Indenture. The aggregate principal amount of the Notes to be issued hereunder may be increased at any time hereafter and the Series may be reopened for issuances of additional Notes without the consent of any Holder. The Notes issued on the date hereof and any such additional Notes that may be issued hereafter shall be part of the same Series of Securities for all purposes under the Indenture.

(c)  The Stated Maturity of the Notes shall be October 2, 2017.

(d)  The rate or rates at which the Notes shall bear interest, the date or dates from which such interest shall accrue, the interest payment dates on which any such interest shall be payable and the regular record date for any interest payable on any interest payment date, and the other terms, conditions and provisions of the Notes, in each case, shall be as set forth in the form of Note attached as Exhibit A hereto, the terms of which are incorporated by reference herein.

Section 2.2  Ranking. The Notes are unsecured and unsubordinated obligations of the Company and rank equal in right of payment with all existing and future unsubordinated indebtedness of the Company.

Section 2.3  Limitation on Liens. Solely with respect to the Notes, the Base Indenture is hereby amended by adding the following new Section 4.08 to the Base Indenture:

“SECTION 4.08. Limitation on Liens. The Company shall not, and may not cause or permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other Lien on any Voting Stock or profit participating equity interests of the Company’s Subsidiaries or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of the Company’s Subsidiaries, without providing that the Securities of this Series (together with, if the Company shall so determine, any other indebtedness of, or guarantee by, the Company ranking equally with the Securities of this Series and existing as of the closing of the offering of the Securities of this Series or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage or other Lien on the Voting Stock or profit participating equity interests of the Company’s Subsidiaries; provided, however, that the foregoing restriction will not apply to Permitted Liens.”

Section 2.4  Cross-Default. Solely with respect to the Notes, Section 6.01 the Base Indenture is hereby amended by deleting the word “or” at the end of clause (6)(D) of such Section, substituting the period at the end of clause 7(C) of such Section for the phrase “; or”, and adding the following new clause (8):

“default under any Debt for money borrowed by the Company or any Subsidiary of the Company that results in the acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time and such acceleration shall have not been rescinded or annulled, or Debt paid, within 30 days after notice to the Company by the Trustee or Holders of 25% or more of the then outstanding Securities of such Series.”

Section 2.5  Global Securities. The Notes shall initially be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities (i) shall be deposited with, or on behalf of, the Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes, (ii) shall bear the legends applicable to Global Securities set forth in Section 2.15(c) of the Base Indenture, (iii) may be exchanged in whole or in part for

Notes in definitive form upon the terms and subject to the conditions provided in Section 2.15(b) of the Base Indenture, and (iv) shall otherwise be subject to the applicable provisions of the Indenture.

ARTICLE III

Miscellaneous

Section 3.1  Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Base Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the outstanding Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.2  Base Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions of the Base Indenture shall remain in full force and effect.

Section 3.3  Base Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Base Indenture, and the Base Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

Section 3.4  Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 3.5  Severability. If any court of competent jurisdiction shall determine that any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6  Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.7  Benefits of First Supplemental Indenture. Except as otherwise set forth in the Base Indenture, nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

Section 3.8  Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors and authorized assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and authorized assigns.

Section 3.9  Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.10  Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.11  Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.12  Counterpart Originals. The parties may sign any number of counterparts of this First Supplemental Indenture. Each signed counterpart shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

EATON VANCE CORP.

By:

Name: Thomas E. Faust Jr.
Title: President

WILMINGTON TRUST COMPANY
as Trustee

By:

Name:
Title:

Exhibit A

Form of Note